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                                                                 SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                           AIM COUNSELOR SERIES TRUST

On December 1, 2009, the Board of Trustees (the "Board") of AIM Investment Securities Funds on behalf of AIM Core Plus Bond Fund (the "Fund"), approved permitting the Fund to borrow for leverage in an amount not exceeding 33 1/3 % of the Fund's total assets (including the amount borrowed) less liabilities (other than borrowings).